Exhibit j under Form N-1A

Exhibit 23 under Item 601/Reg S-K

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and

Board of Trustees of

Federated Insurance Series:

We consent to the use of our report dated February 14, 2013, with respect to the financial statements of the Federated High Income Bond Fund II, Federated Managed Tail Risk Fund II (formerly, Federated Capital Appreciation Fund II), Federated Kaufmann Fund II, Federated Managed Volatility Fund II, Federated Fund for U.S. Government Securities II, Federated Prime Money Fund II, and Federated Quality Bond Fund II, each a series of the Federated Insurance Series, as of December 31, 2012, incorporated herein by reference and to the references to our firm under the headings “Financial Highlights” in the prospectuses and “Independent Registered Public Accounting Firm” in the statements of additional information.

Boston, Massachusetts

April 23, 2013